SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

Millennium Bankshares Corporation

(Exact name of registrant as specified in its charter)

Virginia	0-49611	54-1920520
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

1601 Washington Place, Reston, Virginia 20190
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 703.464.1000

N/A
(Former Name or Former Address, if changed since last report)

                Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Item 2.01               Completion of Acquisition or Disposition of Assets

Item 2.06               Material Impairments

Item 8.01               Other Events

                Millennium Bankshares Corporation (the “Company”) announced today that its wholly owned subsidiary, Millennium Bank, National Association (the “Bank”), has entered into and consummated an agreement to sell its entire portfolio of held for sale and repurchased mortgage loans (the “Portfolio”) to Beltway Capital, LLC, Hunt Valley, Maryland.  The agreement was fully executed by the parties on February 7, 2008, and closed on February 8, 2008.

                The loan balance of the Portfolio aggregated $31.3 million, against which the Bank had a valuation allowance of $6.9 million at December 31, 2007.  The portfolio consisted of $5.7 million of current performing loans, $11.9 million of delinquent loans, $13.0 million of loans in various stages of foreclosure, and $0.7 million in properties held in Other Real Estate Owned (“OREO”). The wholesale bulk sale price paid by Beltway was 43.55%, or $13.6 million plus accrued interest.  As a result, the Bank is required under generally accepted accounting principles (“GAAP”) to establish an additional valuation allowance as of December 31, 2007, resulting in a charge to earnings of $10.8 million, or $ 7.1 million net of taxes.

                President & CEO, Richard Linhart, noted that the Portfolio sale represents the third and last of three significant steps required to refocus the Bank on its core Northern Virginia markets and to finalize the Bank’s exit from its now terminated mortgage-banking activities.

                The first and second steps, already in progress, are the sale of the Bank’s Richmond, Virginia branches, announced on December 3, 2007, and the sale of between $100 million and $110 million in securities to fund the branch sale and de-leverage the balance sheet.  The Bank expects to realize a gain of approximately $8.0 million pre-tax, $5.3 million after-tax, from the sale of the two Richmond branches, which is expected to close in the first quarter of 2008, subject to adjustment depending on the balances of deposits at closing.

                At December 31, 2007, the Bank recorded a $1.2 million (pre-tax) impairment charge on the securities identified for sale.  Through January 31, 2008, the Bank has sold approximately 75% of these securities for an aggregate loss of approximately $250,000.  As a result of the price improvements realized due to changes in the yield curve since December 31, 2007, the Company believes the final loss when all sales are completed, may be less than the amount of the December 31, 2007 impairment charge, which would result in the Company recognizing a gain in the first quarter related to the security sales.

                Mr. Linhart noted that between the expected gain on the sale of the Richmond branches, the lower anticipated losses on the liquidation of securities in the investment portfolio, and the loss in respect of the sale of the Portfolio, the Company was anticipating a net loss from these three strategic transactions of approximately $2.0 million on an after-tax basis.

                Mr. Linhart emphasized that under GAAP, the transactions are not recorded in the same period, and will not be reflected on the Company’s financial statements simultaneously. The additional valuation allowance related to the loss on the sale of the Portfolio and the impairment charge on securities to be sold are being recorded as of December 31, 2007, whereas the gains related to the branch sales and any price improvement on the securities will be recorded in the first quarter of 2008.  As a result, the cumulative financial effect of all three transactions, and the reduction in associated assets, liabilities, non-performing loans, and OREO, will not be reflected until release of the Company’s March 31, 2008 financial statements.

                The Company believes that it has now substantially achieved all significant preparatory steps required to reconfigure the Bank as a four-branch community oriented business bank.  With a number of new talented bankers that have recently joined the Bank, the Bank intends to focus on rebuilding, concentrating in the core Northern Virginia market.

Readers are directed to, and the information in this report is qualified by reference to, the Risk Factors and other cautionary information contained in the Company’s Annual Report on Form 10-K for the year ended

December 31, 2006, as such Risk Factors and information shall have been amended by information in reports subsequently filed by the Company with the SEC

Forward Looking Statements.  This report contains forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions.  In some cases, forward looking statements can be identified by use of such words as “may,” “will,” “anticipate,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phases.  These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policies, competitive factors, government agencies and other third parties, which by their nature are not susceptible to accurate forecast, and are subject to significant uncertainty.  Because of these uncertainties and the assumptions on which this discussion and the forward looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  Readers are cautioned against placing undue reliance on any such forward looking statement.

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM BANKSHARES CORPORATION

	By:	/s/ Richard I Linhart
Richard I. Linhart, President and Chief Executive Officer

Dated: February 8, 2008